Exhibit 5.1

[LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]

March 31, 2005

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Registration Statement on Form S-3 with respect to an Aggregate of $5,000,000,000 of Junior Subordinated Notes and Guarantees

Ladies and Gentlemen:

We have acted as counsel for Bank of America Corporation, a Delaware corporation (the “Corporation”) in connection with the registration by the Corporation of up to an aggregate of $5,000,000,000 of its junior subordinated notes (the “Notes”) and guarantees of preferred securities of certain trusts (the “Guarantees”, and, together with the Notes, the “Securities”) as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Corporation pursuant to the Securities Act of 1933, as amended.

The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

We have relied upon an officer’s certificate as to corporate action heretofore taken with respect to the Securities.

Based on the foregoing, we are of the opinion that when (1) the Registration Statement shall have been declared effective by order of the Commission, (2) the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such Securities have been issued, sold and delivered upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement(s) to such Prospectus (including, in the case of the Notes, due authentication thereof by the Trustee or by the authenticating agent, in accordance with the provisions of the Indenture under which the Notes are to be issued), then the Securities will be legally issued, fully paid, non-assessable and binding obligations of the Corporation, subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) and similar bank regulatory powers and to the application of principles of public policy.

Bank of America Corporation

This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. We hereby consent to be named in the Prospectus as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/S/ HELMS MULLISS & WICKER, PLLC